SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

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☐ Preliminary Proxy Statement	☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

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☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

THE MANITOWOC COMPANY, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

April 7, 2006

Dear Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders of The Manitowoc Company, Inc. which will be held at the Holiday Inn Manitowoc located at 4601 Calumet Avenue, Manitowoc, Wisconsin, on Tuesday, May 2, 2006, at 9:00 a.m. (CDT).

As set forth in the enclosed proxy materials, the following matters of business are scheduled to be acted upon at the meeting:

1.	The election of three directors.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006.

3.	Such other business as may properly come before the annual meeting.

The Board of Directors of the Company recommends a vote “FOR” election of the three directors named in the enclosed proxy materials, each of whom will serve a term expiring at the annual meeting of the shareholders in 2009, and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006.

In reviewing the enclosed proxy materials, keep in mind that on February 24, 2006 the Company announced that the Board of Directors authorized a two-for-one stock split of the Company’s Common Stock. The announced stock split will double the number of issued and unissued shares of the Company’s Common Stock, such that for each issued share held on March 31, 2006, one additional share of Common Stock will be distributed in book-entry form on April 10, 2006, to shareholders of record on March 31, 2006. All figures in the attached Proxy Statement relating to shares of the Company’s Common Stock are stated in pre-split amounts.

Whether or not you are able to attend the 2006 Annual Meeting, we welcome your questions and comments about the Company. To make the best use of time at the meeting, we would appreciate receiving your questions or comments, in writing, in advance of the meeting, so they can be answered as completely as possible at the meeting. If you wish to make a comment or ask a question in writing, we would appreciate receiving it by April 21, 2006.

It is important that your shares be represented and voted at the meeting. Accordingly, please sign, date, and promptly mail the enclosed proxy card in the envelope provided.

To help us plan for the meeting, please mark your proxy card telling us if you will be attending personally.

Sincerely,

Terry D. Growcock Chairman of the Board and Chief Executive Officer

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

April 7, 2006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

THE MANITOWOC COMPANY, INC.

The Annual Meeting of Shareholders of The Manitowoc Company, Inc. will be held at the Holiday Inn Manitowoc located at 4601 Calumet Avenue, Manitowoc, Wisconsin, on Tuesday, May 2, 2006, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect three directors of The Manitowoc Company, Inc., all as set forth and described in the accompanying Proxy Statement.

2.	To ratify the appointment of PricewaterhouseCoopers LLP, as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006.

3.	To transact such other business as may properly come before the Annual Meeting.

Shareholders of record as of the close of business on February 22, 2006 are entitled to vote at the Annual Meeting.

Shareholders are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and promptly return the enclosed proxy card using the enclosed self-addressed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

MAURICE D. JONES Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

PROXY STATEMENT

THE MANITOWOC COMPANY, INC.

2400 South 44th Street

P.O. Box 66

Manitowoc, Wisconsin 54221-0066

(920) 684-4410

SOLICITATION AND VOTING

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of The Manitowoc Company, Inc., a Wisconsin corporation (referred to in this Proxy Statement as “we” or the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Central Daylight Time, on Tuesday, May 2, 2006, at the Holiday Inn located at 4601 Calumet Avenue, Manitowoc, Wisconsin, and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are being mailed to shareholders on or about April 7, 2006.

In reviewing the information in this Proxy Statement, please note that on February 24, 2006, the Company announced that the Board of Directors authorized a two-for-one stock split of the Company’s common stock. The announced stock split will double the number of issued and unissued shares of the Company’s common stock, such that one additional share of common stock will be distributed in book-entry form on each issued share on April 10, 2006, to shareholders of record on March 31, 2006. All figures in this Proxy Statement relating to shares of the Company’s Common Stock are stated in pre-split amounts.

On February 22, 2006, the record date for determining shareholders entitled to vote at the Annual Meeting, there were outstanding 30,465,806 shares of Company Common Stock, $0.0l par value per share (the “Common Stock”). Each share outstanding on the record date is entitled to one vote on all matters presented at the meeting.

Any shareholder entitled to vote may vote in person or by duly executed proxy. Shareholders of record will have the option to vote by written proxy or electronically via either the Internet or a touch-tone telephone. Proxy voting through electronic means is valid under Wisconsin law, and the Company is offering electronic services both as a convenience to its shareholders and as a step towards reducing costs. Shareholders not wishing to utilize electronic voting methods may continue to cast votes by returning their signed and dated proxy card.

Shareholders whose shares are registered directly with Computershare Trust Company, N.A. (“Computershare”), the Company’s transfer agent, may vote by completing and mailing the enclosed proxy card or electronically either via the Internet or by calling Computershare. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically via the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible shareholders the opportunity to vote via the Internet or by telephone. If your bank or brokerage firm is participating in ADP’s program, your voting form will provide instructions.

A proxy may be revoked at any time before it is exercised by filing a written notice of revocation with the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy. The shares represented by all properly executed unrevoked proxies received in time for the Annual Meeting will be voted as specified on the proxies. Shares held for the accounts of participants in the Company Dividend Reinvestment Plan and RSVP Profit Sharing Plan (for which the proxies will serve as voting instructions for the shares) will be voted in accordance with the instructions of participants or otherwise in accordance with the terms of those Plans. If no direction is given on a properly executed unrevoked proxy, it will be voted FOR each of the three director nominees and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ended December 31, 2006.

The cost of soliciting proxies will be borne by the Company. Solicitation will be made principally by mail, but also may be made by telephone, facsimile, or other means of communication by certain directors, officers, employees, and agents of the Company. The directors, officers, and employees will receive no compensation for these proxy solicitation efforts in addition to their regular compensation but may be reimbursed for reasonable out- of-pocket expenses in connection with the solicitation. The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for an anticipated cost to the Company of $7,500 plus reasonable out-of-pocket expenses. The Company will request persons holding shares in their names for the benefit of others or in the names of their nominees to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expenses in so doing.

To be effective, a matter presented for a vote of shareholders at the Annual Meeting must be acted upon by a quorum (i.e., a majority of the votes entitled to be cast represented at the Annual Meeting in person or by proxy). Abstentions, shares for which authority is withheld to vote for director nominees, and broker non-votes (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be considered present for the purpose of establishing a quorum. Once a share is represented at the Annual Meeting, it is deemed present for quorum purposes throughout the meeting or any adjourned meeting, unless a new record date is or must be set for the adjourned meeting.

Required Vote

Proposal 1: Election of Directors. Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote in the election at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election (three at the Annual Meeting). Votes attempted to be cast against a director nominee are not given legal effect and are not counted as votes cast in an election of directors. Any shares not voted, whether by withheld authority, broker non-vote or otherwise, will have no effect on the election of directors except to the extent that the failure to vote for an individual results in another nominee receiving a larger number of votes.

Proposal 2: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006. Ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006, will be effective if the number of valid votes “FOR” ratification exceed the number of votes cast “AGAINST” ratification, provided that a majority of the outstanding shares of the Company’s common stock are voted on the proposal. Assuming this proviso is met, any shares not voted (whether by broker non-vote or otherwise, except abstentions) have no impact on the vote. Shares of common stock as to which holders abstain from voting will be treated as votes against ratification.

1.	PROPOSALS REQUIRING YOUR VOTE

PROPOSAL 1 – ELECTION OF DIRECTORS

Three directors are to be elected at the Annual Meeting. The names of the nominees to the Board are set forth below, along with additional information regarding each nominee and the other directors continuing in office. If elected, Messrs. Duval, Growcock, and Packard will hold office for a three-year term expiring in the year 2009, or until their respective successors are duly elected and qualified. Messrs. Duval, Growcock, and Packard are presently serving as directors of the Company.

The election will be determined by a plurality of the votes duly cast. Shares represented by proxies in the accompanying form will be voted for the election of the nominees listed below, unless a contrary direction is indicated. The three nominees have indicated that they are able and willing to serve as directors. However, if any of the nominees should be unable to serve, an eventuality which management does not contemplate, it is intended that the proxies will vote for the election of such other person or persons as management may recommend.

The Board of Directors Recommends Election of the Nominees Whose Names Follow

All three nominees were recommended to the Board by the Corporate Governance Committee, and all three are incumbent directors.

Nominees for Three-Year Terms Expiring at the Annual Meeting to be Held in the Year 2009

Daniel W. Duval, 69, director (12/86-12/99; 12/03 to present) former interim President and Chief Executive Officer (12/03-07/04), Vice Chairman (until 1999), and President and Chief Executive Officer (1986-1998) of Robbins & Myers, Inc. Robbins & Myers, Inc. is a global manufacturer of specialized fluid management products and systems, headquartered in Dayton, OH. Director (1987 to present) and Chairman (2002 to present) and former interim Chief Executive Officer (6/02-2/03) of Arrow Electronics, Inc. of Melville, New York. Arrow Electronics, Inc. is a worldwide distributor of electronic components and computer products and a leading provider of services to the electronics industry. A member of The Manitowoc Company, Inc.’s Board of Directors since 2000. (1)(3)

Terry D. Growcock, 60, Chairman (10/02 to present) and Chief Executive Officer (1998 to present) of The Manitowoc Company, Inc. (also President from 1998 to 10/02). Also, a director of Harris Corporation, Melbourne, FL (8/05 to present), a director of Bemis Manufacturing Company, Sheboygan Falls, WI (privately held) (2/03 to present), Vice Chairman of Wisconsin Manufactures and Commerce, and a director of the National Association of Manufacturers. A member of The Manitowoc Company, Inc.’s Board of Directors since 1998.

James L. Packard, 63, Chairman of the Board (1986 to present), President (1980-2002) and Chief Executive Officer (1984-2005) of REGAL-BELOIT CORPORATION. REGAL-BELOIT is a worldwide manufacturer of mechanical power transmission equipment, electric motors and controls, and electric power generators headquartered in Beloit, WI. Also a director of Clarcor, Inc., Rockford, IL, and First National Bank and Trust, Beloit, WI. A member of The Manitowoc Company, Inc.’s Board of Directors since 2000. (2)

Members of the Board of Directors Continuing In Office

Terms Expiring at the Annual Meeting to be Held in the Year 2007

Virgis W. Colbert, 66, Executive Vice President (1997-2005) of Miller Brewing Company, a leading beer brewer and producer headquartered in Milwaukee, WI. Also a director of Delphi Corporation, Troy, MI, and Stanley Works, New Britain, CT. A member of The Manitowoc Company, Inc.’s Board of Directors since 2001. (2)(3)

Kenneth W. Krueger, 49, Executive Vice President (12/05 to present) of Bucyrus International, Inc., a global leader in surface mining equipment manufacturing headquartered in South Milwaukee, WI. Former Sr. Vice President and Chief Financial Officer of A. O. Smith Corporation (8/00-6/05), a global manufacturer of electric motors and water heaters in Milwaukee, WI. Former Vice President Finance and Planning, Hydraulics, Semiconductor Equipment and Specialty Controls Group, Eaton Corporation, Cleveland, OH (7/99-8/00). A member of The Manitowoc Company, Inc.’s Board of Directors since 2004. (1)(2)

Robert C. Stift, 64, current director and former Chairman, President and Chief Executive Officer (3/00-12/01) of Strategic Industries, LLC, Hagerstown, MD, a manufacturer of industrial and consumer products. Previously Chairman and Chief Executive Officer (8/99-1/00) of Lighting Corporation of America, Hagerstown, MD. A member of The Manitowoc Company, Inc.’s Board of Directors since 1998. (1)

Terms Expiring at the Annual Meeting to be Held in the Year 2008

Dean H. Anderson, 65, President and Owner (2001 to present) of Dynamic Specialties Inc. (privately held), specializing in the sale of equipment and systems to the factory and process automation markets located in Houston, TX. Previously Senior Vice President Strategic Development (7/97-3/01) and Vice President – Strategic Development (2/95-7/97) of ABB Vetco Gray Inc., an oilfield equipment manufacturer headquartered in Houston, TX. A member of The Manitowoc Company, Inc.’s Board of Directors since 1992. (1)(3)

Keith D. Nosbusch, 55, Chairman (2005 to present), President and Chief Executive Officer of Rockwell Automation, Inc. (2/04 to present). Rockwell Automation is a leading global provider of industrial automation power, control and information solutions. Also a director of Rockwell Automation, Inc. (2/04 to present). Previously President, Control Systems, a business unit of Rockwell Automation, Inc., and Senior Vice President of Rockwell Automation, Inc. (11/98-2/04). A member of The Manitowoc Company, Inc.’s Board of Directors since 2003. (3)

Robert S. Throop, 68, former Chairman and Chief Executive Officer (12/84-12/96) of Anthem Electronics, Inc., a distributor of electronic products headquartered in San Jose, CA. Also a director of The Coast Distribution System, Inc., Morgan Hill, CA, and Azerity, San Jose, CA. (privately held). A member of The Manitowoc Company, Inc.’s Board of Directors since 1992. (2)(3)

(1)	Audit Committee

(2)	Compensation Committee

(3)	Corporate Governance Committee

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006 and asks that the shareholders ratify that appointment. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so. Although ratification is not required by the Company’s Bylaws or otherwise, the Board of Directors is submitting the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year December 31, 2006 to its shareholders for ratification as a matter of good corporate practice and because the Board values the input of its shareholders on this matter. As previously pointed out, ratification of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ended December 31, 2006 will be effective if the number of valid votes “FOR” ratification exceed the number of votes cast “AGAINST” ratification, provided that a majority of the outstanding shares of the Company’s common stock are voted on the proposal. If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will consider it as a direction by shareholders to consider the appointment of a different audit firm. Nevertheless, the Audit Committee will still have the discretion to determine who to appoint as the Company’s registered independent public accountants for the December 31, 2006 fiscal year. Even if the appointment of PricewaterhouseCoopers LLP is ratified, the Audit Committee, in its discretion, may select a different independent public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s registered independent public accountants for the fiscal year ending December 31, 2006.

2.	EQUITY COMPENSATION PLANS

The following table summarizes, as of December 31, 2005, the number of shares of the Company’s common stock that may be issued under the Company’s equity compensation plans pursuant to which grants of options, warrants, and rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	Numbers of securities to be issued upon exercise of outstanding options, warrants and rights (A)		Weighted-average exercise price of outstanding options, warrants and rights (B)			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (C)
Equity compensation plans not approved by security holders (1)(3)	1,195,951	(2)		$25.756808	(2)	0	(2)
Equity compenstaion plans approved by security holders (4)	385,527 22,200 112,000	(4(a)) (4(b)) (4(c)) (2)	$ $ $	39.707419 39.653243 27.334508	(4(a)) (4(b)) (4(c)) (2)	2,693,483 192,400 0	(4(a)) (4(b)) (4(c)) (2)
Total (3)	1,715,678					2,885,883

(1)	Consists of the Company’s 1995 Stock Plan and Deferred Compensation Plan. For a description of the key provisions of those plans, see the discussion contained herein in Item 9 - Report of the Compensation Committee on Executive Compensation, under the headings “1995 Stock Plan” and “Deferred Compensation Plan” and the discussion contained herein in Item 4 – Compensation of Directors.

(2)	Column (A) does not include 110,961 common stock units issued under the Deferred Compensation Plan as of December 31, 2005. Each common stock unit represents the right to receive one share of Company common stock following the participant’s death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such events to occur. Since the common stock units are acquired by participants through a deferral of fees or compensation, there is no “exercise price” associated with the common stock units. As a result, the weighted-average exercise price in column (B) is calculated solely on the basis of outstanding options issued under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan, and does not take into account the common stock units issued under the Deferred Compensation Plan. The operation of the Deferred Compensation Plan requires the plan trustees to make available as and when needed a sufficient number of shares of Company common stock to meet the needs of the plan. Accordingly, since there is no specific number of shares reserved for issuance under the Deferred Compensation Plan, column (C) includes only those shares remaining available for issuance under the 1995 Stock Plan, the 1999 Non-Employee Director Stock Option Plan, the 2003 Incentive Stock and Awards Plan, and the 2004 Non-Employee Director Stock and Awards Plan.

(3)	Does not include the 33,998 shares underlying the outstanding stock options issued under the Grove Investors, Inc. 2001 Stock Incentive Plan, which were assumed by the Company in connection with the acquisition of Grove Investors, Inc. Those options have a weighted average exercise price of $18.30. No additional options may be granted under the Grove Investors, Inc. 2001 Stock Incentive Plan.

(4)	Consists of (a) the Company’s 2003 Incentive Stock and Awards Plan, (b) the 2004 Non-Employee Director Stock and Awards Plan, and (c) the 1999 Non-Employee Director Stock Option Plan. For a description of the key provisions of the plans, see the discussion contained in this Proxy Statement under Item 9 – Report of the Compensation Committee and Item 4 – Compensation of Directors.

3.	OWNERSHIP OF SECURITIES

Stock Ownership of Beneficial Owners of More than Five Percent

The following table sets forth information regarding the beneficial ownership of each person or entity known by the Company to have beneficial ownership of more than 5% of the Company’s outstanding Common Stock as of December 31, 2005.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	2,130,683	7.043%

(1)	This information is based solely on a Schedule 13G/A, filed with the SEC by FMR Corp. on February 14, 2006. In that filing, FMR Corp. reports that it has sole voting power with respect to 662,300 of the shares and shared voting power with respect to none of the shares, and that it has sole dispositive power with respect to 2,130,683 of the shares and shared dispositive power with respect to none of the shares. FMR Corp. reported that it was making the filing on behalf of itself and a subsidiary, Fidelity Management & Research Company, as well as on behalf of Edward C. Johnson 3d, an affiliate of FMR Corp.

Stock Ownership of Directors and Management

The following table sets forth information regarding the beneficial ownership of Common Stock by each director and director nominee of the Company, by each executive officer of the Company named in the Summary Compensation Table below, and by the directors and executive officers of the Company as a group. Unless otherwise indicated, the information is provided as of February 22, 2006. Each of the persons listed below is the beneficial owner of less than 1% of the outstanding shares of Common Stock, except that the executive officers and directors as a group own approximately 5.4% of the outstanding shares of Common Stock. The table also reflects for each person the number of Common Stock units associated with compensation deferred under the Company’s Deferred Compensation Plan.

NAME	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED (1)	NUMBER OF DEFERRED COMMON STOCK UNITS BENEFICIALLY OWNED (2)
Dean H. Anderson	13,550(5)	7,773
Virgis W. Colbert	18,950(9)	3,750
Daniel W. Duval	20,450(7)(8)	3,762
Terry D. Growcock	189,482(3)(4)(10)	5,860
Maurice D. Jones	79,394(3)(4)(11)	1,126
Timothy J. Kraus	34,791(3)(4)(12)	6,250
Kenneth W. Krueger	5,450(6)	1,115
Carl J. Laurino	24,695(3)(4)(13)	81
Thomas G. Musial	133,250(3)(4)(14)	2,127
Keith D. Nosbusch	8,450(15)	1,979
James L. Packard	23,450(8)	4,804
Robert C. Stift	22,950(16)	6,226
Glen E. Tellock	83,007(3)(4)(17)	2,428
Robert S. Throop	30,297(5)	28,159

Total of all above named Executive Officers and Directors	688,166	75,440

Total of All Executive Officers and Directors as a group (16 persons)	1,517,375(18)	107,945(19)

(1)	Unless otherwise noted, the specified persons have sole voting power and sole dispositive power as to the indicated shares.

(2)	The Company has the sole right to vote all shares of Common Stock underlying the Common Stock units held in the Deferred Compensation Plan Trust. The independent trustee of the Trust has dispositive power as to such shares.

(3)	For the following current executive officers, includes the indicated number of shares which were held in their respective RSVP Profit Sharing Plan accounts as of December 31, 2005, as to which they have sole voting power and shared investment power: Terry D. Growcock – 2,055, Maurice D. Jones – 853, Timothy J. Kraus – 14,442, Carl J. Laurino – 4,387, Thomas G. Musial – 5,176, and Glen E. Tellock – 4,276.

(4)	Reflects shares beneficially owned as of December 31, 2005, under the RSVP Profit Sharing Plan, as amended effective April 1, 1999, to provide that, after July 1, 1999, Plan accounts are valued on a daily basis.

(5)	Includes 5,650 shares which the director has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(6)	Includes 3,150 shares which the director has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan and/or the 2004 Non- Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(7)	Includes 3,000 shares as to which voting and investment power is shared with spouse.

(8)	Also includes 19,150 shares which the director has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or the 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(9)	Includes 17,650 shares which the director has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(10)	Includes 48,028 shares as to which voting and investment power is shared with spouse. Also includes 125,000 shares that Mr. Growcock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(11)	Includes 73,474 shares which Mr. Jones has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(12)	Includes 10,904 shares which Mr. Kraus has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(13)	Includes 14,250 shares which Mr. Laurino has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Also, excludes 300 shares owned by Mr. Laurino’s spouse.

(14)	Includes 106,351 shares which Mr. Musial has the right to acquire pursuant to the 1995 Stock Option Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(15)	Includes 7,150 shares which the director has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting.

(16)	Includes 1,000 shares as to which voting and investment power is shared with Mr. Stift’s spouse. Also includes 20,650 shares which the director has the right to acquire pursuant to the 1999 Non-Employee Director Stock Option Plan and/or 2004 Non-Employee Director Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 1,500 shares held by Mr. Stift’s spouse directly, as to which Mr. Stift disclaims beneficial ownership.

(17)	Includes 3,258 shares as to which voting and investment power is shared with Mr. Tellock’s spouse. Also includes 71,273 shares which Mr. Tellock has the right to acquire pursuant to the 1995 Stock Plan and/or the 2003 Incentive Stock and Awards Plan within sixty days following the record date for the Annual Meeting. Excludes 150 shares held by Mr. Tellock’s spouse as custodian for their daughter.

(18)	Includes 55,286 shares as to which voting and investment power are shared and 845,784 shares, as of December 31, 2005, held by the RSVP Profit Sharing Plan Trust (persons within the group hold sole voting power with respect to 33,344 of these shares, and share investment power with respect to all of these shares by virtue of the Plan’s administration by an investment committee of executive officers).

(19)	Also includes 32,505 shares, as of February 22, 2006, as to which the Company, through certain officers, have sole voting power under the Deferred Compensation Plan Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons owning more than ten percent of the Company’s Common Stock to file reports of ownership and changes in ownership of equity and derivative securities of the Company with the Securities and Exchange Commission and the New York Stock Exchange. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2005 were complied with in a timely manner except that the amended Form 3 filed in 2004 for Mr. Nolden incorrectly reported that Mr. Nolden owned 855 shares of the Company’s Common Stock. It should have reported that he owned 405 shares at that time. All required Forms have been filed prior to the date of this Proxy Statement.

4.	COMPENSATION OF DIRECTORS

Directors of the Company are entitled to reimbursement of their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors and committees of the Board. In addition, for fiscal year 2005 each non-employee director was paid an annual retainer of $30,000, each non- employee director serving as a committee chairman was paid an additional $7,500 annual retainer, and each non- employee director was paid an additional fee of $1,500 for each meeting of the Board of Directors and each committee meeting attended. Directors who are employees of the Company do not receive separate remuneration in connection with their service on the Board or Board committees. The Board has set forth stock ownership guidelines for non-employee directors, which require a non-employee director to acquire an amount of the Company’s Common Stock equal to five times such director’s total annual retainer. Existing non-employee directors have until the end of fiscal year 2009 to meet the guideline.

Under the Company’s Deferred Compensation Plan, each non-employee director may elect to defer all or any part of the director’s annual retainer and meeting fees for future payment upon death, disability, termination of service as a director, a date specified by the participant, or the earlier of any such date to occur. A director may use the Deferred Compensation Plan as a means of achieving the director’s stock ownership guideline by electing to defer a portion of his/her compensation under the Company’s Deferred Compensation Plan and by making an appropriate election under the Deferred Compensation Plan.

Amounts deferred by participating non-employee directors are accounted for in one or more bookkeeping accounts maintained pursuant to the Deferred Compensation Plan. The value of each such account is based on the performance of a specific investment. The investments associated with bookkeeping accounts under the Deferred Compensation Plan are shares of the Common Stock of the Company for the Company Stock Fund and selected mutual funds for the Money Market Fund, Bond Fund, Balanced Fund, S & P 500 Index Fund, Equity Fund, Small

Cap Fund, Mid Cap Growth Stock Fund, and International Stock Fund. Participants have no rights as shareholders pertaining to Company Stock units credited to their accounts under the Company Stock Fund. Effective March 31, 2002, transfers between the Company Stock Fund and any other Fund are not permitted. Transfers between the other Funds may be made in accordance with plan rules. Distributions from the Company Stock Fund are required to be made in Company Stock, except fractional shares may be paid in cash. Upon a change in control (as defined in the Deferred Compensation Plan), all restrictions on the distribution of deferred compensation will be automatically terminated and the participant would promptly receive the full balance of his/her account.

Pursuant to the terms of The Manitowoc Company, Inc. 1999 Non-Employee Director Stock Option Plan (as amended by the Board of Directors in 1999, 2001 and 2002) (the “1999 Plan”), each non-employee director was automatically granted an option to purchase 3,000 shares of Common Stock on the date he/she became a director of the Company, and each continuing non-employee director was thereafter automatically granted an option to purchase an additional 5,000 shares of Common Stock annually on the date of the first meeting of the Board of Directors occurring each calendar year. At the Annual Meeting in May 2004, the shareholders approved The Manitowoc Company, Inc. 2004 Non-employee Director Stock and Awards Plan (the “2004 Director Stock Plan”). The 2004 Director Stock Plan provides for stock-based awards (“Awards”) in the form of non-qualified stock options, restricted stock, and restricted stock units. The 2004 Director Stock Plan replaces the 1999 Plan. As such, the 1999 Plan has been frozen and no further options will be made under the 1999 Plan. However, options already granted under the 1999 Plan will continue to be governed by the terms of that plan.

The purpose of the 2004 Director Stock Plan is three-fold: (i) to promote the long-term growth and financial success of the Company; (ii) to induce, attract and retain highly experienced and qualified individuals to serve on the Company’s Board of Directors; and (iii) to assist the Company in promoting a greater identity of interest between the Company’s non-employee directors and its shareholders. The 2004 Director Stock Plan is designed to achieve these goals by providing non-employee directors of the Company with incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive incentives based on the value of such common stock, or receive other incentives on the potentially favorable terms that the 2004 Director Stock Plan provides. Only non-employee directors of the Company are eligible to receive Awards under the 2004 Director Stock Plan. The Compensation Committee of the Company’s Board of Directors may, in its discretion, grant Awards from time to time in such amounts as it determines and to such non-employee directors as it selects.

During 2005 each non-employee director was granted options to purchase 2,400 shares of Common Stock and was granted an award of 1,300 restricted shares of Common Stock under the 2004 Director Stock Plan. The terms of the award provide that the options vest immediately and expire ten years from the grant date, and the restrictions on the restricted shares lapse on the third anniversary of the grant date. The restrictions provide that, unless the Compensation Committee in its discretion otherwise determines, (i) the restricted shares will be immediately forfeited if the director ceases to be a member of the Board prior to the restriction lapse date for any reason other than the director’s death or disability; and (ii) the restricted shares are generally transferable and may not be assigned, pledged or mortgaged prior to the restriction lapse date.

5.	EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ended December 31, 2005, December 31, 2004, and December 31, 2003, each component of compensation paid or earned for the Chief Executive Officer, and for each of the five other most highly compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2005.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	ANNUAL COMPENSATION				LONG-TERM COMPENSATION				All Other Compensation ($) (6)
						Awards	Awards	Payouts
						Restricted Stock Award(s) ($) (3)	Securities Underlying Options/ SARs (#)(4)	LTIP Payouts ($) (5)
		Salary ($) (1)		Bonus ($) (1) (2)
Terry D. Growcock Chairman and Chief Executive Officer	2005 2004 2003	$ $ $	765,000 735,000 700,000	$ $ $	1,434,375 749,149 518,700	$584,064 0 0	77,100 0 0	$ $ $	131,933 0 0	$45,483 $56,694 $35,780
Glen E. Tellock President, Crane Group Sr. Vice President, The Manitowoc Company.	2005 2004 2003	$ $ $	350,000 330,000 310,000	$ $ $	481,250 268,967 111,290	$170,352 0 0	22,600 0 0	$ $ $	14,696 0 0	$49,573 $57,525 $21,038
Thomas G. Musial Sr. Vice President Human Resources and Administration	2005 2004 2003	$ $ $	305,000 295,000 275,000	$ $ $	381,250 238,079 135,850	$121,680 0 0	16,000 0 0	$ $ $	7,433 0 0	$49,246 $52,271 $27,152
Timothy J. Kraus President, Foodservice Group Sr. Vice President, The Manitowoc Company	2005 2004 2003	$ $ $	335,000 325,000 300,000	$ $ $	310,922 187,200 241,912	$133,848 0 0	17,600 0 0	$ $ $	16,467 0 52,087	$48,280 $52,663 $27,685
Maurice D. Jones Sr. Vice President, General Counsel and Secretary	2005 2004 2003	$ $ $	265,000 240,000 220,000	$ $ $	331,250 204,716 108,680	$105,456 0 0	13,900 0 0	$ $ $	13,397 0 0	$47,162 $59,407 $31,357
Carl J. Laurino Sr. Vice President, CFO (5/04 to present) and Treasurer	2005 2004 2003	$ $ $	260,000 222,693 175,000	$ $ $	325,000 169,108 60,515	$117,624 0 0	15,700 0 0	$ $ $	8,919 0 0	$41,579 $45,445 $26,000

(1)	Compensation deferred at the election of an executive officer pursuant to the Company’s Deferred Compensation Plan is included in the year earned. Under that Plan, an executive officer may elect to defer up to 40% of base compensation and up to 100% of any incentive compensation.

(2)	Bonus is incentive compensation under the Short-Term Incentive Plan for 2005 and under the Economic Value Added (EVA®) Plan in years 2003 and 2004. The bonus amount reflects the bonus earned under the EVA® Plan or the Short-Term Incentive Plan and accrued during the year indicated, without regard to any bonus bank balance under the EVA® Plan that may have existed at the beginning of that year and paid at the beginning of the next fiscal year.

(3)	Consists of shares of restricted Common Stock awarded on May 3, 2005, under the 2003 Incentive Stock and Awards Plan. The amount for 2005 represents the market value based on the closing price of the Company’s Common Stock on the award date. The restrictions lapse on the third anniversary of the award date.

(4)	Consists entirely of stock options under the 2003 Incentive Stock and Awards Plan.

(5)	Reflects that portion of the bonus bank balance under the EVA® Plan existing at the beginning of the year indicated and paid at the beginning of the next fiscal year.

(6)

The 2005 amounts include: (a) the Company’s contributions to the RSVP Profit Sharing Plan as follows: Terry D. Growcock – $28,000, Glen E. Tellock – $28,000, Timothy J. Kraus – $28,000, Thomas G. Musial – $28,000, Maurice D. Jones – $28,000, and Carl J. Laurino – $28,000; (b) premiums paid by the Company relating to Long Term Disability as follows: Terry D. Growcock – $4,866, Glen E. Tellock – $4,676, Timothy J. Kraus – $6,130, Thomas G. Musial – $7,079, Maurice Jones -$2,281, and Carl J. Laurino – $987; (c) Company contributions to the Deferred Compensation Plan as follows: Glen E. Tellock – $1,210, Maurice D. Jones – $1,196, and Carl J. Laurino – $1,792; (d) tax preparation fees paid as follows: Terry D. Growcock – $2,100, Timothy J. Kraus – $3,350, Thomas G. Musial – $1,059, Maurice D. Jones – $607, and Glen E. Tellock – $1,377; (e) club membership fees: Terry D. Growcock – $3,537, Glen Tellock – $3,510, Thomas G. Musial –

$1,590, and Maurice D. Jones – $3,357; (f) car allowance: Terry D. Growcock – $13,200, Glen Tellock – $10,800, Timothy J. Kraus – $10,800, Thomas G. Musial – $10,800, Maurice D. Jones – $10,800, and Carl J. Laurino – $10,800; and (g) internet access fees: Terry D. Growcock – $1,136, Thomas G. Musial – $718, and Maurice D. Jones – $741.

Retirement Plan

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to approximate 55% of their five-year final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty. The following table shows total amounts payable under the Plan, at normal retirement, at various rates of final average pay.

Final Average Pay	Annual Retirement Benefit
$200,000	$110,000
$300,000	$165,000
$400,000	$220,000
$500,000	$275,000
$600,000	$330,000
$700,000	$385,000
$800,000	$440,000
$900,000	$495,000
$1,000,000	$550,000

A participant’s final five-year average pay is computed by averaging the participant’s final five years of base salary (including elective deferrals) and bonus awards payable for each year (bonus plus LTIP payments for the year). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump sum actuarial equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty; and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the Plan, the participant may elect to receive his/her account balance in a lump sum or over a fixed number of years not to exceed ten years.

Currently, the Compensation Committee has determined that an executive will not be eligible to participate under the plan until the executive has five credited years of service with the Company and/or its subsidiaries. As of December 31, 2005, the credited years of service for each of the executives officers named in the Summary Compensation Table who participate in the Plan were as follows: Terry D. Growcock – 11, Timothy J. Kraus – 16, Glen E. Tellock – 15, Thomas G. Musial – 29, and Maurice D. Jones – 6.

Options/SAR Grants in Last Fiscal Year

Individual Grants (1)					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)	Expiration Date	5% ($)	10%($)
Terry D. Growcock	77,100	18.56%	$40.5600	05-03-2015	$2,021,923	$5,071,904
Glen E. Tellock	22,600	5.44%	$40.5600	05-03-2015	$592,678	$1,486,706
Timothy J. Kraus	17,600	4.24%	$40.5600	05-03-2015	$461,555	$1,157,789
Thomas G. Musial	16,000	3.85%	$40.5600	05-03-2015	$419,595	$1,052,536
Maurice D. Jones	13,900	3.35%	$40.5600	05-03-2015	$364,524	$914,390
Carl J. Laurino	15,700	3.78%	$40.5600	05-03-2015	$411,728	$1,032,800

(1)	Consists of incentive and non-qualified options to purchase shares of Common Stock granted on May 3, 2005 pursuant to the 2003 Incentive Stock and Awards Plan. These options have an exercise price equal to the fair market value of Common Stock on the date of grant. The options vest in 25% increments annually beginning two years after the date of grant and are fully exercisable five years after such date. Upon certain extraordinary events (e.g., the acquisition by a person of 30% or more of the Company’s voting stock, the continuing directors cease to constitute a majority of the Board of Directors, the merger or liquidation of the Company, or the sale of more than 50% of the Company’s assets) as described in the 2003 Incentive Stock and Awards Plan, these options will become immediately exercisable. The Compensation Committee of the Board of Directors, which administers the 2003 Incentive Stock and Awards Plan, has the right to accelerate vesting of the options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

(2)	The dollar amounts in these columns are the result of calculations at the 5% and 10% stock appreciation rates set by the Commission and therefore do not forecast possible future appreciation, if any, of the Common Stock price.

Aggregated Option/SAR Exercises in Last Fiscal Year

and Fiscal Year-End Option/SAR Values

The following table sets forth the number of options and the value of such options held at the end of the last fiscal year by the executive officers named in the Summary Compensation Table.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)(1)		Value of Unexercised In-the- Money Options/SARs at Fiscal Year-End ($)(2)

			Exercisable	Unexercisable	Exercisable	Unexercisable
Terry D. Growcock	93,964	$2,042,515	188,227	202,100	$4,288,859	$2,796,250
Glen E. Tellock	42,228	$1,142,706	71,273	72,600	$1,712,144	$1,118,500
Timothy J. Kraus	75,647	$1,731,762	10,904	55,100	$204,537	$838,875
Thomas G. Musial	21,419	$573,680	106,351	53,500	$2,514,911	$838,875
Maurice D. Jones	0	$0.00	73,474	36,400	$1,865,695	$503,325
Carl J. Laurino	2,250	$41,100	12,750	26,200	$269,100	$205,875

(1)	No SARs were outstanding at the end of fiscal 2005.

(2)	Based upon the difference between the option exercise prices and the $50.22 closing sale price of Common Stock on the New York Stock Exchange as of December 31, 2005.

Long-Term Incentive Plans – Awards in Last Fiscal Year

As described in more detail in the “Report of the Compensation Committee on Executive Compensation” below, the EVA Plan required that bonuses payable to executive officers in excess of their target bonuses be banked and remain at risk. Under the EVA® Plan, one-third of a positive “bonus bank” balance is paid out at the end of each year, and a negative bonus in any year is subtracted from the outstanding bonus bank balance. As also described in the “Report of the Compensation Committee on Executive Compensation,” effective for the fiscal year commencing January 1, 2005, the EVA® Plan was replaced by the Short-Term Incentive Plan. Unlike the previous EVA® Plan, the Short-Term Incentive Plan does not contain a “bonus bank” feature. Therefore earned awards for the 2005 fiscal year will be fully paid out in 2006 (subject to a three-year transition period for positive and negative bank balances outstanding after the payment of the fiscal 2004 incentive awards under the EVA® Plan). Thus there is no Long-Term Incentive Plan component of the 2005 incentive compensation.

6.	GOVERNANCE OF THE BOARD AND ITS COMMITTEES

Governance of the Company

Currently the Board is comprised of nine directors with no vacant positions. Eight of the directors are not employees of the Company. Terry D. Growcock is the Chairman of the Board and Chief Executive Officer of the Company. The Board of Directors has determined that none of the eight non-employee directors has a material relationship with the Company and that each non-employee director (viz., Dean H. Anderson, Virgis W. Colbert, Daniel W. Duval, Kenneth W. Krueger, Keith D. Nosbusch, James L. Packard, Robert C. Stift, and Robert S. Throop) is independent as defined in the Company’s Corporate Governance Guidelines (which are attached as Appendix A to this Proxy Statement and may be viewed on the Company’s website at www.manitowoc.com), under applicable law and the New York Stock Exchange listing standards. In determining whether a director has a material relationship with the Company, the Board has adopted nine criteria. Those criteria are attached as Appendix B to this Proxy Statement and may be viewed on the Company’s website at www.manitowoc.com. Any director who meets all of the nine criteria will be presumed by the Board to have no material relationship with the Company. All eight non-employee directors meet all nine of the criteria.

The Company has adopted Corporate Governance Guidelines in order to set forth internal Board policies and procedures. A copy of the current Corporate Governance Guidelines is attached as Appendix A to this Proxy Statement and may be viewed on the Company’s website at www.manitowoc.com. A copy of the Corporate Governance Guidelines is also available in print to any Shareholder who requests a copy.

The Board’s policy for Board Member attendance at the Annual Shareholders Meeting is set forth in the Company’s Corporate Governance Guidelines. All of the directors attended the Annual Shareholders Meeting in 2005.

The Company has a Global Ethics Policy and other policies relating to business conduct that pertain to all employees. The Company has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer and controller, which is part of the Company’s Global Ethics Policy and other policies related to business conduct. A copy of these policies can be viewed at the Company’s website at www.manitowoc.com and is also available in print to any shareholder who requests a copy.

During the fiscal year ended December 31, 2005, the Board of Directors met four times. All members of the Board attended at least 75 percent of the meetings held by the Board and the committees on which they served. As required in the Corporate Governance Guidelines, the Board met in executive session at each regular Board meeting during 2005. The Corporate Governance Guidelines provide that the chairperson of the Corporate Governance Committee will serve as the presiding director for the executive session. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular executive session, he/she will designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular executive session.

The Company has standing Corporate Governance, Audit, and Compensation Committees of the Board of Directors.

Corporate Governance Committee

The Corporate Governance Committee is also the Company’s nominating committee. The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has a charter that may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

All members of the Corporate Governance Committee are independent as defined in the Company’s Corporate Governance Guidelines (which are attached as Appendix A and may be viewed at the Company’s website at www.manitowoc.com), applicable law and the corporate governance listing standards of the New York Stock Exchange.

There were four meetings of the Corporate Governance Committee during the Company’s fiscal year ended December 31, 2005. For further information see the Corporate Governance Committee Report below.

Audit Committee

The purpose of the Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Exchange Act, is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (6) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual Proxy Statement. The Audit Committee has a charter, a copy of which is attached as Exhibit C to this proxy. A copy may also be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

The Board of Directors has determined that the members of the Audit Committee are “independent,” as defined in the Company’s Corporate Governance Guidelines (which are attached as Appendix A and which may be viewed on the Company’s website at www.manitowoc.com), applicable law and the corporate governance listing standards of the New York Stock Exchange relating to audit committees. The Board has determined that Messrs. Anderson, Krueger, and Stift are designated “audit committee financial experts” as defined in the Company’s Audit Committee Charter and in the Securities and Exchange Commission regulations. The Board has further determined that all members of the Audit Committee are financially literate and that the designation of Messrs. Anderson, Krueger, and Stift as audit committee financial experts does not mean that the other Audit Committee members do not meet the qualifications of a financial expert.

During the fiscal year ended December 31, 2005, the Audit Committee met five times. For further information see the Audit Committee Report below.

Compensation Committee

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations. A copy of the Compensation Committee Charter can be viewed at on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy.

There were six meetings of the Compensation Committee during fiscal year ended December 31, 2005. For further information see the Compensation Committee Report below.

7.	CORPORATE GOVERNANCE COMMITTEE REPORT

The purpose of the Corporate Governance Committee is to assist the Board in its corporate governance responsibilities, including to identify individuals qualified to become Board members, to recommend to the Board for the Board’s selection director nominees, and to recommend to the Board the corporate governance principles and guidelines. The Corporate Governance Committee has adopted the following policies and procedures regarding consideration of candidates for the Board.

Consideration of Candidates for the Board of Directors Submitted by Shareholders. The Corporate Governance Committee will only review recommendations for director nominees from any shareholder beneficially owning, or group of shareholders beneficially owning in the aggregate, at least 5% of the issued and outstanding common stock of the Company for at least one year as of the date that the recommendation was made (a “Qualified Shareholder”). Any Qualified Shareholder must submit its recommendation no later than the 120th calendar day before the date of the Company’s proxy statement released to the shareholders in connection with the previous year’s annual meeting, for the recommendation to be considered by the Corporate Governance Committee. Any recommendation must be submitted in accordance with the policy in the Corporate Governance Guidelines captioned “Shareholder Communications to the Board of Directors.” In considering any timely submitted recommendation from a Qualified Shareholder, the Corporate Governance Committee shall have sole discretion as to whether to nominate the individual recommended by the Qualified Shareholder, except that in no event will a candidate recommended by a Qualified Shareholder who is not “independent” as defined in the Company’s Corporate Governance Guidelines and who does not meet the minimum expectations for a director set forth in the Company’s Corporate Governance Guidelines, be recommended for nomination by the Corporate Governance Committee.

The Corporate Governance Committee did not receive prior to the deadline noted in the foregoing policy, any recommendations for director nominees from any Qualified Shareholder (as defined in the foregoing policy).

Consideration of Candidates for Board that are Incumbent Directors. The process of evaluating directors for re-election will include a peer review of each director wishing to stand for re-election at the expiration of his/her current term. This will be done by circulation of a questionnaire to all other directors to be completed in essay form or by verbal response to an independent third party. The independent third party professional consultant will review all responses and summarize the conclusions on an anonymous basis for the Corporate Governance Committee. This consultant will then review the results on an individual and confidential basis with each of the candidates. The Corporate Governance Committee may also interview each candidate individually. The Corporate Governance Committee will make a recommendation to the Board for the Board’s final decision on each candidate seeking re- election. The Corporate Governance Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and any independent third party professional consultant used in the evaluation process for directors wishing to stand for re-election. Such authority shall include the sole authority to approve the search firm’s and third party professional’s fees and other retention terms.

Consideration of Candidates for Board that are Non-incumbent Directors. In the event of a vacancy in the Board of Directors that the Corporate Governance Committee anticipates will not be filled by an incumbent director, the Corporate Governance Committee will manage the process of searching for a suitable director. The Corporate Governance Committee will be free to use its judgement in structuring and carrying out the search process based on the Corporate Governance Committee’s and the Board’s perception as to what qualifications would best suit the Board’s needs for each particular vacancy. The process may include the consideration of candidates recommended by officers, Board members, shareholders, and/or a third party professional search firm retained by the Corporate

Governance Committee. The Corporate Governance Committee shall have sole authority to retain and terminate any third party to be used to identify director candidates and/or evaluate any director candidates. Any candidate should meet the expectations for directors set forth in the Company’s Corporate Governance Guidelines. Strong preference should be given to candidates who are “independent” as that term is defined in the Corporate Governance Guidelines and the New York Stock Exchange rules and to candidates who are sitting or former CEO’s or CFO’s of companies whose securities are listed on a national securities exchange and registered pursuant to the Securities Exchange Act of 1934. The Corporate Governance Committee is not required to consider candidates recommended by a shareholder except in accordance with the Policy captioned “Consideration of Candidates for the Board of Directors Submitted by Shareholders,” set forth in the Corporate Governance Committee Charter. If the Corporate Governance Committee determines to consider a candidate recommended by a shareholder, the Committee will be free to use its discretion and judgment as to what deference will be given in considering any such candidate.

Shareholder Communications. The Corporate Governance Committee has adopted a process for shareholders to send communications to the Board. That process is included in the Company’s Corporate Governance Guidelines which are attached as Appendix A and which may be viewed on the Company’s website at www.manitowoc.com.

Corporate Governance Committee

Keith D. Nosbusch, Chairman Dean H. Anderson Virgis W. Colbert Daniel W. Duval Robert S. Throop

8.	AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to (A) assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent auditors, (5) the Company’s compliance with ethical standards established by law, rule, regulation, and Company policy, and (6) the Company’s disclosure processes and procedures; and (B) prepare the report that SEC rules require be included in the Company’s annual proxy statement.

In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

•	reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2005 with the Company’s management;

•	discussed with PricewaterhouseCoopers LLP, the Company’s registered independent public accountants, those matters required to be discussed by SAS 90 (Codification of Statements on Auditing Standards, AU sec.380); and

•	received the written disclosure and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), considered whether the provisions of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining PricewaterhouseCoopers LLP’s independence, and discussed with PricewaterhouseCoopers LLP its independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

Fees Billed to the Company by PricewaterhouseCoopers LLP during

Fiscal 2005 and 2004

Fees billed or expected to be billed by PricewaterhouseCoopers LLP for each of the last two years are listed in the following table.

Year Ended December 31	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2005	$1,444,500	$24,000	$310,790	—
2004	$1,549,500	$94,800	$127,600	—

Audit service fees include fees for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements. This category also includes fees for audits provided in connection with statutory filings or services that generally only the principal auditor reasonably can provide to a client, such as procedures related to consents and assistance with a review of documents filed with the Securities and Exchange Commission (SEC).

Audit-related fees include fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, fees related to consultations concerning financial accounting standards and audits of employee benefit plans, and fees related to general assistance with implementation of the SEC and Sarbanes-Oxley Act of 2002 requirements.

Tax fees primarily include fees associated with tax compliance, tax consulting, as well as domestic and international tax planning.

The Company’s policy and procedures for pre-approval of non-audit services to be performed by the company’s registered independent public accountants are set forth in Section III of the Audit Committee Charter. A copy of the Audit Committee Charter may be viewed on the Company’s website at www.manitowoc.com and is available in print to any shareholder who requests a copy. All services performed by PricewaterhouseCoopers LLP that are encompassed in the audit related fees, tax fees, and all other fees were approved by the Audit Committee in advance in accordance with the pre-approval policy and process set forth in the Audit Committee Charter.

Independent Public Accountants

In accordance with the recommendation of the Audit Committee, and at the direction of the Board of Directors, the Company has retained PricewaterhouseCoopers LLP as its registered independent public accountants for the fiscal year ending December 31, 2006. As set forth in this proxy, the appointment of PricewaterhouseCoopers LLP is being submitted to the shareholders for ratification at the upcoming Annual Meeting. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

Audit Committee Robert C. Stift, Chairman Dean H. Anderson Daniel W. Duval Kenneth W. Krueger

9.	REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee provides assistance to the Board of Directors in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders by ensuring that officers, directors, and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The Compensation Committee reviews and approves compensation and benefits policies, strategies, and pay levels necessary to support corporate objectives and provides an annual report on executive compensation for inclusion in the Company’s Proxy Statement, in accordance with applicable rules and regulations.

Executive compensation consists of the following components:

•	Base salary compensation;

•	Short-term incentive compensation (the Short-Term Incentive Plan which replaced Economic Value Added Plan effective January 1, 2005);

•	Long-term incentive compensation (the 1995 Stock Plan and 2003 Incentive Stock and Awards Plan);

•	Deferred Compensation Plan;

•	Supplemental Executive Retirement Plan; and

•	RSVP Profit Sharing Plan.

Overall Compensation and Base Salary Philosophy

It is the Compensation Committee’s objective to set overall compensation for executive officers, including base salary compensation, to be competitive with comparable positions at other durable goods manufacturing companies of similar size. The Compensation Committee references survey data of comparable companies obtained from a major compensation and benefits consulting firm and sets proposed overall compensation and base salaries at a level about equal to the midpoint of the survey data. Overall compensation and base salaries of individual executive officers can vary from this salary benchmark based on both a subjective and objective analysis of such factors as the scope of the executive officer’s experience, current performance and future potential, along with the Company’s financial performance.

The Compensation Committee has approved stock ownership guidelines for executive officers. The guidelines require that by the end of 2009 (or within 5 years after the date that the executive officer commenced employment, whichever is later) each executive officer acquire and hold an amount of stock equal to, in the case of the chief executive officer 5 times and in the case of other executive officers 3 times, such executive officer’s annual base salary. If an executive does not meet his/her ownership requirement measured as of the end of any given year (commencing in 2009 or the fifth anniversary of the executive officer’s start date), the executive will be required to acquire for his or her account during the subsequent year, shares of the Company’s stock having a dollar value equal to, at the time of acquisition, 50% of any earned annual bonus awards payable during such subsequent year, determined after tax, until compliance is achieved.

The Short-Term Incentive Plan

The Short-Term Incentive Plan is an incentive compensation program which, effective for the fiscal year commencing January 1, 2005, replaced the EVA® Plan. The Short-Term Incentive Plan provides for annual bonuses for all executive officers of the Company along with certain other officers and key employees of the Company and its subsidiaries, if their performance adds value for the Company’s shareholders. The Compensation Committee’s objective under the Short-Term Incentive Plan is to provide an incentive share portion of compensation which will result in higher total compensation opportunities than the median total compensation of peer companies in years in which the Company performs well. Similarly, the incentive share portion of compensation payable to participants is expected to result in lower total compensation opportunities than the median total compensation of comparable companies in years in which the Company performs poorly. However, the Short- Term Incentive Plan eliminates some of the volatility that existed under the prior EVA® Plan.

Bonuses payable under the program are determined based on improvements in Economic Value Added (“EVA®”), which is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business. EVA® is equal to the difference between (i) net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as bad debt and inventory reserve expenses, and research and development costs, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.

Participants are divided into ten classifications which have target bonus levels ranging from 5% to 75% of base salary. It is intended that the assignment of a particular classification correspond with a participant’s relative effect on the Company’s performance.

Under the Short-Term Incentive Plan, bonuses are awarded to each Plan participant based on the improvement in EVA® for the participant’s business unit. To measure the improvement (or deterioration) in EVA®, an EVA® target is set yearly for each business unit. The Target EVA® for an upcoming year is based on the prior fiscal year’s actual EVA® plus the expected improvement in EVA® for the current fiscal year. The expected improvement factors are evaluated and recalibrated no less than every three years. If the actual EVA® for a given year is in excess of the target EVA® for the year, the bonus calculation will produce an amount in excess of the participant’s target bonus. If the annual improvement in EVA® is less than the targeted improvement, the bonus calculation will produce an amount less than the individual’s target bonus. Bonuses payable under the Short-Term Incentive Plan can range from 20% to 250% of the target award opportunity. If the annual improvement is less than 20% of the targeted improvement, no bonus will be paid for that year. If the annual improvement is more than 250% for a given year, bonus payable for the year may not be based on more than 250% of the target award opportunity. In fiscal year 2005, the performance of the Company and its business units resulted in Plan compensation ranging from 0% to 250% of their targets. Unlike the previous EVA® Plan, the Short-Term Incentive Plan does not contain a “bonus bank” feature. Earned awards for a given year will be fully paid out after the end of the year, subject to a three-year transition period for positive and negative bank balances outstanding after the payment of the fiscal 2004 incentive awards under the EVA® Plan.

The Economic Value Added (EVA®) Plan

The EVA® Plan is an incentive compensation program, first effective during the 1994 fiscal year and replaced by the Short-Term Incentive Plan as of January 1, 2005. The EVA® Plan provided for annual bonuses for all executive officers of the Company, along with certain other officers and key employees of the Company and its subsidiaries, if their performance added value for the Company’s shareholders. The Compensation Committee’s objective under the EVA® Plan was to provide an incentive share portion of compensation resulting in higher total compensation opportunities than the median total compensation of peer companies in years in which the Company performed well. Similarly, the incentive share portion of compensation payable to EVA® Plan participants was expected to result in lower total compensation opportunities than the median total compensation of comparable companies in years in which the Company performed poorly.

Bonuses payable under the program were determined based on improvements in Economic Value Added (“EVA®”), which is a technique developed by Stern Stewart & Co., a financial consulting firm based in New York, that measures the economic profit generated by a business. EVA® is equal to the difference between (i) net operating profit after tax, defined as operating earnings adjusted to eliminate the impact of, among other things, certain accounting charges such as amortization of goodwill and bad debt and inventory reserve expenses, and (ii) a capital charge, defined as capital employed times the weighted average cost of capital.

Participants were divided into ten classifications which have target bonus levels ranging from 5% to 75% of base salary. It was intended that the assignment of a particular classification correspond with a participant’s relative effect on the Company’s performance.

Under the EVA® Plan as amended, bonuses were awarded to each Plan participant based on the improvement in EVA® for the participant’s business unit. To measure the improvement (or deterioration) in EVA®, an EVA® target was set yearly for each business unit. The Target EVA® for an upcoming year was based on the prior fiscal year’s actual EVA® plus the expected improvement in EVA® for the current fiscal year. If the actual EVA® for a given year was in excess of the target EVA® for the year, the bonus calculation produced an amount in excess of the participant’s target bonus. If the annual improvement in EVA® was less than the targeted improvement, the bonus calculation produced an amount less than the individual’s target bonus. Bonuses payable under the EVA® Plan were not subject to any minimum or maximum.

In order to encourage a long-term commitment by executive officers and other key employees to the Company, the EVA® Plan provided that if the bonus calculation for a given year produced an amount in excess of the participant’s target bonus, the excess amount was be placed in a “bonus bank” for the participant. A bonus bank account was also considered “at risk” in the sense that if EVA® performance for a given year resulted in a bonus calculation for a given year that is negative, the participant’s bonus bank balance was reduced by the negative amount. It was possible that a participant could have a negative bank balance. A participant was not required to repay negative bonus bank balances.

If the participant began the year with a bank balance that was zero or positive, the participant’s bonus and bonus bank payable for that year would consist of the participant’s bonus earned up to the target bonus, plus one third of the participant’s positive bank balance (after adding to the bank balance the amount of any positive bonus earned in excess of the target bonus or subtracting from the bank balance the amount negative bonus earned for the year, as the case may be) for the year.

The EVA® Plan was amended in July 2002 revising the method for determining the bonus pay-out and the bank balance pay-out if the participant began the year with a bank balance that was negative. If the participant began the year with a negative bank balance, but the EVA® performance for the year resulted in a positive bonus calculation for the year, the participant’s bonus and bank balance payable for that year would consist of one hundred percent of the bonus earned up to the target bonus, plus one-half of any bonus earned above 100% of the target, plus one-third of any positive bonus bank balance (after adding to the bank balance the amount of any positive bonus earned in excess of the target bonus for the year or subtracting from the bank balance the amount negative bonus earned for the year, as the case may be) for the year.

In addition, as amended in July 2002, once a participant had been in the EVA® plan for three consecutive years, at the end of each year the participant would be paid the lesser of the ending bank balance or the bank balance at the end or the third prior year. In the event that a participant voluntarily terminated employment with the Company, the bonus bank balance was subject to forfeiture.

The 1995 Stock Plan

The Manitowoc Company, Inc. 1995 Stock Plan provides that incentive stock options, non-qualified stock options, restricted stock, and limited stock appreciation rights may be granted to key employees of the Company. No further awards are available for granting under the 1995 Stock Plan, and thus no awards were made in fiscal 2005. Any options granted under the 1995 Stock Plan vest in 25% increments annually beginning two years after the date of grant and are fully exercisable five years after such date. The restrictions on any restricted shares granted under the 1995 Stock Plan lapse in one-third increments on each anniversary of the grant date. If any awards granted under the 1995 Stock Plan are surrendered prior to exercise, or lapsing of restrictions, the shares underlying those awards become available for grant under the 2003 Stock Plan (see below) and will not be available under the 1995 Stock Plan.

The 2003 Incentive Stock and Awards Plan

The Manitowoc Company, Inc. 2003 Incentive Stock and Awards Plan (the “2003 Stock Plan”) is designed to attract and retain executives, key employees, consultants, and advisors of outstanding training, experience, and ability; increase shareholder value; provide motivation by means of performance-related incentives to achieve performance goals; and enable participants to share in the growth and financial success of the Company. The 2003 Stock Plan provides for both short-term and long-term incentive awards and provides that incentive stock options, non-qualified stock options, limited stock appreciation rights, restricted stock, or performance share awards (collectively referred to as “Stock Plan Awards”) may be granted to such officers, key employees, consultants, or advisors of the Company or any of its affiliates as the Compensation Committee selects. As of December 31, 2005, the maximum number of shares available for Stock Plan Awards was 2,693,483, subject to adjustment for stock splits, stock dividends, forfeiture, or surrender of awards under the 1995 Stock Plan and certain other transactions or events affecting the Company Common Stock. As to awards that are restricted stock, performance units or performance shares that are paid in shares or the value of which is based on the fair market value of shares, the Company may not issue or make payment as to more than 1,000,000 shares in the aggregate.

In fiscal 2005, stock options to purchase a total of 350,527 shares were granted, and 35,400 shares of restricted stock were granted to certain key employees selected by the Committee.

The 2003 Stock Plan authorizes the Committee to establish rules and regulations as it may deem appropriate for the proper administration of the 2003 Stock Plan, to make determinations under and interpretations of the 2003 Stock Plan, and to take other steps in connection with the 2003 Stock Plan and awards under the 2003 Stock Plan as it may deem necessary or advisable. Subject to the terms of the 2003 Stock Plan, the Committee may waive any restrictions or conditions applicable to any Stock Plan Award or the exercise of an award, and the Committee may modify, amend, or cancel any of the other terms and conditions applicable to an award by mutual agreement between the Committee and the participant or any other person with an interest in the award, so long as any amendment or modification does not increase the number of shares issuable under the 2003 Stock Plan. The Board may also exercise any authority granted to the Committee except to the extent that the grant or exercise of authority by the Board would cause any qualified performance-based award to cease to qualify for exemption under Internal Revenue Code section 162(m). The Committee has sole discretion to alter selected performance goals under the 2003 Stock Plan, subject to shareholder approval, to the extent required to qualify an award for the performance-based exemption provided by Code section 162(m) and, if the Committee determines advisable, to grant an award which does not qualify for that exemption. The Board may, from time to time, amend, modify or terminate the 2003 Stock Plan or any outstanding award under the 2003 Stock Plan as necessary or desirable, subject to certain limitations.

Deferred Compensation Plan

The Deferred Compensation Plan is intended to attract and retain well-qualified persons for service as non- employee directors of the Company or as key employees and to promote identity of interest between the Company’s non-employee directors and key employees and its shareholders by encouraging investment in the common stock of the Company (“Company Stock”). Eligibility is limited to non-employee directors and key employees of the Company. Compensation deferral is permitted until death, disability, termination of service as a director or employee, a date specified by the participant, or the earlier of any such date to occur.

Deferred amounts are accounted for in one or more bookkeeping accounts maintained pursuant to the Deferred Compensation Plan. The value of each such account is based on the performance of a specific investment. The investments associated with bookkeeping accounts under the Deferred Compensation Plan include Company Stock in the Company Stock Fund and the following selected mutual funds (which are also used in the Company 401(k) Retirement Plan): the Money Market Fund, Fixed Income Fund, Balanced Fund, S & P 500 Index Fund, Equity Fund, Small Cap Fund, Mid Cap Growth Stock Fund, and two International Stock Funds. Participants have no rights as shareholders pertaining to Company Stock units credited to their accounts under the Company Stock Fund. Effective March 31, 2002, transfers between the Company Stock Fund and any other Fund are not permitted. Transfers between the other Funds may only be made in accordance with plan rules. Distributions from the Company Stock Fund are required to be made in Company Stock, except fractional shares may be paid in cash.

Although not a requirement of the Deferred Compensation Plan, a director may elect to defer in whole percentages all or any part of their cash compensation. Cash compensation, for purposes of a non-employee director, means retainer fees paid for service as a member of the Board of Directors and for service on any Board committee and meeting attendance fees.

A key employee participant may elect to defer, in whole percentages, up to 40% of regular pay and up to 100% of incentive bonuses. Credits to deferred compensation accounts for key employees (but not non-employee directors) will also include a contribution equal to the amount of deferred compensation of the key employee for the plan year (subject to a maximum of 25% of eligible compensation) multiplied by the rate of fixed and variable profit sharing contributions that the participant has received from the Company for the year under the 401(k) Retirement Plan plus one percent. Key employee participants are not required to direct any minimum amount of deferred compensation into the Company Stock Fund.

The Board of Directors may at any time terminate or amend the Deferred Compensation Plan, except that no termination or amendment may reduce any account balance accrued on behalf of a participant based on deferrals already made or divest any participant of rights to which such person would have been entitled if the Deferred Compensation Plan had been terminated immediately prior to the effective date of such amendment. No amendment may become effective until shareholder approval is obtained if the amendment materially increases the benefits accruing to participants under the Deferred Compensation Plan, materially increases the aggregate number of shares of Common Stock that may be issued under the Deferred Compensation Plan, or materially modifies the eligibility requirements for Deferred Compensation Plan participation. There is no time limit on the duration of the Deferred Compensation Plan. Upon a change in control (as defined in the Deferred Compensation Plan), all restrictions on the distribution of deferred compensation will be automatically terminated and the participant would promptly receive the full balance of his/her account.

Supplemental Executive Retirement Plan

Under the Company’s Supplemental Executive Retirement Plan, eligible executives are entitled to receive retirement benefits which are intended to approximate 55% of their five-year final average pay at the earlier of normal retirement (age 65) or the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty. A participant’s final five-year average pay is computed by averaging the participant’s final five years of base salary (including elective deferrals) and bonus awards payable for each year (bonus plus LTIP payments for the year). Benefits are computed using a straight-life annuity and are not reduced for social security or other offsets. Under the Plan, an account balance is maintained for each participant, which account reflects (a) an annual contribution credit that is determined by calculating the present value of the lump-sum actuarially equivalent of fifty-five percent (55%) of the participant’s five-year final average pay payable as a life annuity, at the earlier of (i) normal retirement (age 65) or (ii) the first of the month following the date on which the participant’s attained age plus years of service with the Company equals eighty; and (b) an annual increase in the account balance at the end of each year equal to nine percent (9%) of the account balance at the beginning of the year. When a participant becomes eligible for a distribution under the Plan, the participant may elect to receive his/her account balance in a lump-sum or over a fixed number of years not to exceed ten years.

RSVP Profit Sharing Plan

The purpose of the RSVP Profit Sharing Plan is to provide employees and the Company with the opportunity to build retirement savings. The plan has three basic components:

1.	The 401(k) Savings Feature allows employees to set aside a portion of their eligible compensation on a pretax basis for retirement. Employee contributions are limited to the IRS maximum contribution allowed. Beginning in 2005, employees under the age of 50 were allowed a maximum contribution of $14,000 and employees over the age of 50 were allowed a maximum contribution of $18,000. Eligible compensation includes wages, bonus, overtime, etc. The IRS limit on eligible compensation used for plan contributions for 2005 was $210,000.

2.	The Company Matching Feature provides for a tiered match of up to 6% of pay. The plan matches 100% of the first 3% of pay that is contributed and then 50% on the next 3% of pay that is contributed. The matching contribution formula qualifies the plan for safe harbor treatment. Safe harbor treatment means that the plan automatically meets regulations designed to prevent it from favoring highly compensated employees. The match is no longer restricted to The Manitowoc Company Stock Fund effective January 1, 2001.

3.	The Retirement Plan Feature provides an annual company contribution of at least 3% of eligible compensation, contributed as a money purchase pension account. For domestic salaried exempt employees, the plan also provides a variable profit sharing contribution dependent on the EVA® performance of the Company. The employee does not need to participate in the 401(k) portion of the plan to be eligible to receive a contribution under the Retirement Plan Feature.

There are fourteen different investment vehicles in which employees may choose to invest their retirement plan account. They include the Capital Preservation Fund, the Fixed Income Fund, the Conservative Growth Balanced Fund, the Moderate Growth Balanced Fund, the Aggressive Growth Balanced Fund, the Large-Cap Value Fund, the Large-Cap Core Fund, the Mid-Cap Value Fund, the Mid-Cap Core Fund, the Mid-Cap Growth Fund, the Small Cap Value Fund, two International Funds, and The Manitowoc Company Stock Fund.

The plan is designed for long-term retirement savings. Therefore, distribution from the plan is allowed only upon the participant’s retirement, disability, death, or termination of employment. At that time, the participant may take a cash distribution, roll the account to another qualified plan or an IRA, or purchase an annuity. In the case of the participant’s death, payment is made to the beneficiary. The plan does have a hardship withdrawal feature and a loan feature.

Chief Executive Officer Compensation

The factors used to determine the annual base salary and incentive compensation for Mr. Terry D. Growcock, the Company’s Chairman and Chief Executive Officer (“CEO”), are the same as those described above for all executive officers. Mr. Growcock’s base salary during fiscal year 2005 was $765,000, which the Compensation Committee determined to be appropriate based on the market average compensation of other CEOs of similarly sized durable goods manufacturing companies (as determined by the above-mentioned salary survey data) as well as a subjective evaluation of Mr. Growcock’s individual performance and the Company’s overall performance.

Mr. Growcock’s EVA® target bonus level for fiscal 2005 was 75% of base salary. As a result of the Company achieving positive EVA® plan results in 2005, Mr. Growcock was paid incentive compensation of $1,434,375 for 2005 performance and $131,933 for prior years’ performance. During fiscal 2005, Mr. Growcock was granted options to purchase 77,100 shares of Common Stock and was granted an award of 14,400 shares of restricted stock under the 2003 Incentive Stock and Awards Plan.

Tax Deductibility Of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the Company’s federal income tax deduction to $1,000,000 per year for compensation to its chief executive officer and any of its four other highest paid executive officers. Qualified performance-based compensation is not, however, subject to the deduction limit, provided certain requirements of Section 162(m) are satisfied. Certain awards under the 1995 Stock Plan and the 2003 Incentive Stock and Awards Plan are intended to qualify for the performance-based compensation exception under Section 162(m). It is the Committee’s intent to preserve the deductibility of executive compensation to the extent reasonably practicable and consistent with the best interests of the Company and its shareholders.

Compensation Committee James L. Packard, Chairman Virgis W. Colbert Kenneth W. Krueger Robert S. Throop

10.	PERFORMANCE GRAPH

The following graph sets forth the cumulative total shareholder return, including reinvestment of dividends on a quarterly basis, on Common Stock during the preceding five fiscal years, as compared to the cumulative total returns of the Standard and Poor’s (“S&P”) 500 Composite Stock Index and the S&P 600 Industrial Machinery Index. The graph assumes $100 was invested on December 31, 1999, in Common Stock, the S&P 500 Composite Stock Index, and the S&P 600 Industrial Machinery Index.

Total Return To Shareholders

(Includes reinvestment of dividends)

		ANNUAL RETURN PERCENTAGE Years Ending
Company / Index		Dec01	Dec02	Dec03	Dec04	Dec05
THE MANITOWOC COMPANY, INC.		8.38	-17.15	23.62	21.58	34.24
S&P 500 INDEX		-11.89	-22.10	28.68	10.88	4.91
S&P 600 INDUSTRIAL MACHINERY		7.07	-4.25	36.18	28.39	9.20

	INDEXED RETURNS Years Ending
Company / Index	Base Period Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
THE MANITOWOC COMPANY, INC.	100	108.38	89.79	111.00	134.95	181.16
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 600 INDUSTRIAL MACHINERY	100	107.07	102.52	139.61	179.24	195.74

11.	CONTINGENT EMPLOYMENT AGREEMENTS

The Company has entered into Contingent Employment Agreements (the “Contingent Employment Agreements”) with Messers. Growcock, Tellock, Musial, Kraus, Jones, and Laurino, and certain other key executives and employees of the Company and certain subsidiaries. The Contingent Employment Agreements provide generally that in the event of a “change-in-control” of the Company, as defined therein, each executive will continue to be employed by the Company for a period ranging from one to three years thereafter. Under the Contingent Employment Agreements, each executive will remain employed at the same position held as of the change-in-control date, and will receive a salary at least equal to the salary in effect as of such date, plus all bonuses, incentive compensation, and other benefits extended by the Company to its executive officers and key employees. After a change-in-control, the executive’s compensation would be subject to upward adjustment at least annually based upon his contributions to the Company’s operating efficiency, growth, production, and profits. Each Contingent Employment Agreement terminates prior to the end of the applicable employment period, if the executive first attains the age of 65, voluntarily retires from the Company, or is terminated by the Company “for cause,” as defined in the Contingent Employment Agreement. In the event the executive is terminated by the Company without cause, the executive would be entitled to receive a monthly amount equal to the base salary and benefits the executive would have otherwise been paid but for the termination, and the annual incentive compensation the executive would have otherwise been paid but for the termination, through the end of the applicable employment period. In the event the executive is terminated by the Company for cause, the executive is only entitled to the salary and benefits accrued and vested as of the effective date of the termination. A Contingent Employment Agreement is terminable by either party at any time prior to a change-in-control. There are two categories of Contingent Employment Agreements. These categories are:

Level A. This category provides, in addition to the other general rights that are common among all the Contingent Employment Agreements, (i) the executive has the right to terminate his or her employment at any time within ninety days following a change-in-control and receive an immediate payout essentially equal to three times the executive’s base salary and three times the executive’s average incentive compensation over the previous three years, (ii) if any of the payments to the executive constitute an “excess parachute payment” under Section 4999 of the Internal Revenue Code, the Company will pay the executive an amount necessary to offset any excise tax or additional taxes resulting from the payment of any excess parachute payment, and (iii) if the executive exercises his/her rights outlined in clause (i) above, the executive will be prohibited from competing with the Company for the balance of the three-year period.

Level B. The Level B form is the basic Contingent Employment Agreement without the special rights and non-competition obligations described above for the Level A form. The employment period for executives under the Level B form may be for any agreed upon period up to three years.

Mr. Growcock, Mr. Musial, Mr. Jones, and Mr. Laurino have Contingent Employment Agreements with the rights described in Level A. Mr. Kraus and Mr. Tellock have Contingent Employment Agreements with the rights described in Level B, with a 3-year employment period.

12.	MISCELLANEOUS

Other Matters

Management knows of no business which will be presented for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting accompanying this Proxy Statement. If other matters do properly come before the Annual Meeting, proxies will be voted in accordance with the best judgment of the person or persons exercising authority conferred by such proxies.

Shareholder Proposals

Shareholder proposals for the Annual Meeting of Shareholders in 2007 must be received no later than December 8, 2006 at the Company’s principal executive offices, 2400 South 44th Street, P.O. Box 66, Manitowoc, Wisconsin 54221-0066, directed to the attention of the Secretary, in order to be considered for inclusion in next year’s Annual Meeting proxy material under the Securities and Exchange Commission’s proxy rules.

Under the Company’s Bylaws, written notice of shareholder proposals for the 2006 Annual Meeting of Shareholders of the Company which are not intended to be considered for inclusion in next year’s Annual Meeting proxy material (shareholder proposals submitted outside the processes of Rule 14a-8) must be received not less than 50 nor more than 75 days prior to April 12, 2006, directed to the attention of the Secretary, and such notice must contain the information specified in the Company’s Bylaws.

Annual Report

A copy (without exhibits) of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2005, has been provided with this Proxy Statement. It is also available through the Company’s website: www.manitowoc.com. In addition, the Company will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this Proxy Statement as being available to a shareholder upon request. Such requests should be addressed to Maurice D. Jones, Senior Vice President, General Counsel and Secretary, The Manitowoc Company, Inc., P.O. Box 66, Manitowoc, Wisconsin 54221-0066.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you and other shareholders of record with whom you share an address currently receive multiple copies of Annual Reports and/or Proxy Statements, or if you hold stock in more than one account and in either case, you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact Maurice D. Jones, Senior Vice President, General Counsel and Secretary (in writing: The Manitowoc Company, Inc., 2400 South 44th Street, P. O. Box 66, Manitowoc, Wisconsin 54221-0066, by telephone: 920-652-1741) with the names in which all accounts are registered. If you participate in householding and wish to receive a separate copy of the 2006 Annual Report or this Proxy Statement, please contact Maurice D. Jones at the above address or phone number. We will deliver the requested documents to you promptly upon your request. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

It is important that proxies be returned promptly. Whether or not you expect to attend the Annual Meeting in person, you are requested to complete, date, sign, and return the proxy card as soon as possible.

By Order of the Board of Directors

MAURICE D. JONES Senior Vice President, General Counsel and Secretary

Manitowoc, Wisconsin

April 7, 2006

APPENDIX A

CORPORATE GOVERNANCE GUIDELINES

OF

THE MANITOWOC COMPANY, INC.

The following Corporate Governance Guidelines have been adopted by the Board of Directors of The Manitowoc Company, Inc. (the “Company”) in order to set forth internal Board policies and procedures. As such, these Corporate Governance Guidelines reflect the Board’s current guidelines with respect to Board composition and practice and are subject to change from time to time. These Corporate Governance Guidelines do not establish legal duties of the Board or any Committee.

Mission of the Board

The Board is a representative of the Company’s shareholders, as a whole, for the long-term well being of the enterprise. Stated broadly, the principal responsibility of a director is to promote the best interests of the Company and its shareholders in general in directing the Company’s business and affairs.

Board Job Description

In managing the business and affairs of the Company, the Board should consider the following responsibilities:

1.	Select, regularly evaluate and, if necessary, replace the Chief Executive Officer.

2.	Review the Chief Executive Officer’s recommendation as to who should serve as the other officers of the Company and periodically review the Chief Executive Officer’s evaluation of the performance of those officers.

3.	Elect, and, if necessary, remove and replace the officers of the Company.

4.	Determine the compensation of the officers of the Company.

5.	Actively review succession planning and organization development.

6.	Actively review and, where appropriate, endorse the financial objectives, major strategies, and plans of the Company.

7.	Review the financial performance of the Company.

8.	Provide advice and counsel to the Chief Executive Officer and other officers of the Company.

9.	Select and recommend to shareholders for election an appropriate slate of candidates for the Board and evaluate Board processes and performance.

10.	Ensure that the Company maintains and complies with a code of business conduct and ethics.

11.	Review with management the expectation that policies, systems, processes, and controls comply with applicable laws, regulations, and standards of appropriate behavior.

12.	Abide by the Corporate Governance Guidelines and Policies.

Guidelines and Policies

In performing its duties and responsibilities, the Board and its committees will abide by the following guidelines and policies:

1.	Independent directors must comprise a majority of the Board.

2.	The Board shall designate an Audit Committee, a Compensation Committee, a Corporate Governance Committee and such other committees or subcommittees as the Board may deem necessary or appropriate from time to time.

3.	Each of the Audit, Compensation and Corporate Governance Committees shall be comprised entirely of independent directors, and will maintain a committee charter setting forth, at a minimum, the requirements for such charter set forth in the New York Stock Exchange rules. Each committee will make such reports to the Board as the Board may request.

(a)	Audit Committee. The Audit Committee shall consist of not less than three independent directors and shall assist the Board in fulfilling its oversight responsibilities. The current charter of the Audit Committee is attached as Exhibit A to these Corporate Governance Guidelines. Exhibit A will be replaced from time to time with the then existing charter of the Audit Committee.

(b)	Compensation Committee. The Compensation Committee shall consist of not less than three independent directors and shall assist the Board in fulfilling its responsibility to achieve the Company’s purpose of maximizing the long-term total return to shareholders, in part by ensuring that officers, directors and employees are compensated in accordance with the Company’s philosophy, objectives, and policies. The charter of the Compensation Committee is attached as Exhibit B to these Corporate Governance Guidelines. Exhibit B will be replaced from time to time with the then existing charter of the Compensation Committee.

(c)	Corporate Governance Committee. The Corporate Governance Committee of the Board of Directors shall be composed of not less than three independent directors and shall assist the Board in fulfilling its corporate governance responsibilities. The charter for the Corporate Governance Committee is attached as Exhibit C to these Corporate Governance Guidelines. Exhibit C will be replaced from time to time with the then existing charter of the Corporate Governance Committee.

4.	A director will be deemed “independent” only if the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and the director otherwise meets the requirements of independence under the corporate governance rules applicable to listed companies under New York Stock Exchange.

5.	Non-management directors shall meet in executive session (without management) at each regular Board meeting. The chairperson of the Corporate Governance Committee will serve as the presiding director for the executive session. If for any reason the chairperson of the Corporate Governance Committee is unable to attend or perform the presiding role at a particular executive session, he/she shall designate the chairperson of either the Compensation Committee or the Audit Committee to assume the role of the presiding director for the particular executive session.

6.	Except as otherwise permitted by law, rule or regulation, director’s fees are the only fees that a non-management director may receive from the Company. Such fees may be in cash and/or company stock or options or other in-kind consideration available to all non-management directors, as well as other regular benefits made available to non-management directors from time to time. The amount of director compensation shall be consistent with that which is customary for directors of public corporations similar in size and scope to the Company. In addition, the directors will participate in a Company stock option program.

7.

Each non-management director should acquire and hold stock of the Company equal to five times the director’s total annual retainer (excluding any additional retainer for committee chair positions) with the compliance measured annually at the first Board meeting in a given year (commencing with the later of the first Board meeting in 2010 or the first Board meeting in sixth full calendar year after the director is first elected as a member of the Board), based on each director’s stock ownership and the stock price as of the close of business on the last day of the preceding calendar year. If a director has not met the stock ownership requirement as of the end of a given calendar year (commencing as of the later of the end of 2009 or the end of the fifth calendar year after the director is first elected as a member of the Board), then the director must acquire shares during the subsequent calendar year equal in value to at least 50% of the total annual retainer paid or payable to the director during such subsequent calendar year, determined after tax.

8.	The Corporate Governance Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates and any independent third party professional consultant used in the evaluation process for directors wishing to stand for re-election. Such authority shall include the sole authority to approve the search firm’s and third party professional’s fees and other retention terms.

9.	The Audit Committee shall have sole authority to hire and fire independent auditors, and to approve any significant non-audit relationship with the independent auditors.

10.	The Compensation Committee shall have sole authority to retain and terminate any consulting firm to assist in the evaluation of director, CEO or senior executive compensation. Such authority shall include the sole authority to approve the consulting firm’s fees and the other terms of the engagement.

11.	The Company shall maintain an internal audit function.

12.	Shareholders will be given the opportunity to vote on all equity-compensation plans other than inducement options, plans relating to mergers or acquisitions and tax qualified and excess benefit plans.

13.	The Company shall maintain a code of business conduct and ethics.

14.	No director will stand for reelection if he/she will have reached the age of 72 by the date of the next Annual Meeting. Furthermore, directors will resign from the board at the first annual meeting held after reaching the age of 72.

15.	A director shall notify the Corporate Governance Committee chairperson of any substantive change in employment status such as promotion, separation, retirement or change of control. Such advice will be considered when the director is evaluated for re-nomination.

16.	Any incumbent director recommended by the Corporate Governance Committee for re- nomination must be approved by the Board by the affirmative vote of at least two-thirds of the directors present (excluding the incumbent) at a meeting in which a quorum is present.

17.	No director will serve on more than six boards of publicly-traded companies, and no director who is a current CEO of a publicly-traded company will serve on more than three public boards (including the board of the company for which the director is serving as the CEO).

18.	Qualified directors should generally meet the following expectations:

(a)	A director should have the education, business experience and current insight necessary to understand the Company’s business and be able to evaluate and give long-term direction and guidance for the success of the enterprise.

(b)	A director should be cognizant that his/her primary responsibility is to represent the interests of the Company and its shareholders, while also being attuned to the needs of the Company’s employees and the communities in which it operates.

(c)	A director should have the interest and the time available to be involved with the Company over a sustained period.

(d)	A director should commit to attend at least 75% of all scheduled Board and committee meetings and should come to those meetings adequately prepared and ready to fully participate.

(e)	An outside director should have the strongest measure of independence and strength of conviction while at the same time leaving behind personal prejudice so as to be open to other points of view from fellow directors.

(f)	A director should have the necessary business or professional stature to represent the Company before the public, its shareholders and other individuals and groups that affect the Company’s business.

(g)	A director should have the willingness and ability to objectively and constructively appraise the performance of management and, when necessary, recommend appropriate changes.

(h)	A director should not be involved in any activity or interest that might conflict with his/her fiduciary responsibility to the Company and its shareholders.

19.	All new directors will participate in a new director orientation program, which will be established and administered under the direction of the Corporate Governance Committee. Continuing directors who are not currently serving as officers of other public companies should endeavor to participate in a minimum of 8 hours of seminars and educational opportunities per year in an area pertinent to the Company or such director’s committee assignment(s).

20.	Committee assignments and committee chairpersons will be reviewed annually by the Chief Executive Officer and Corporate Governance Committee and rotated periodically (approximately every 3 to 6 years) consistent with the directors’ interests, areas of expertise and regulatory requirements. However, it is desirable that a committee chairperson who is stepping down from the chair position remain as a committee member for at least one additional year in order to facilitate a smooth transition and that a new chairperson has at least one year of experience on the committee.

21.	Individual directors shall be permitted to contact management as often as such director deems necessary to fulfill his duties and obligations as a Board and committee member.

22.	The Company shall facilitate access by the Board and/or its committees to such independent advisers as the Board and/or its committees may deem necessary or appropriate from time to time.

23.	The Company shall not make any material charitable contributions to organizations in which a director is affiliated or enter into consulting contracts with (or provide other indirect compensation to) a director.

24.	The Board shall conduct a self-evaluation annually to evaluate whether it and its committees are functioning effectively. The Corporate Governance Committee shall establish the form and process for the self-evaluation.

25.	The Board will review the annual succession planning process, establish policies and principles for CEO selection and have defined emergency plan of succession in the event of a sudden or unexpected departure or absence of the CEO.

26.	All directors are strongly encouraged to attend all annual shareholder meetings of the Company.

Shareholder Communications to the Board of Directors

If any shareholder desires to communicate with the Board of Directors or any member of the Board of Directors, the shareholder may send such communication in writing to the Company to the attention of the Director of Investor Relations and/or the General Counsel. Such communication must include the following information in order to be considered for forwarding on to the Board of Directors or the applicable director:

1.	The name, address, and phone number of the shareholder.

2.	The number of shares owned by the shareholder and the length of time that such shares have been beneficially owned.

3.	The identity of the director or directors for whom such communication is intended.

4.	The address where any reply or questions may be sent by the Company, the Board or any Board member.

5.	Whether such shareholder requests that the Company let the shareholder know whether or not such communication has been forwarded to the Board or the particular Board member.

6.	Such other information that the Company may subsequently request in order to verify the foregoing information or to clarify the communication.

Any communication which the Company’s Director of Investor Relations or General Counsel determines, in his or her discretion, to be or to contain any language which is offensive or to be dangerous, harmful, illegal, illegible, not understandable or nonsensical, may, at the option of such person, not be forwarded to the Board or any particular director. Any communication from a shareholder shall not be entitled to confidential treatment and may be disclosed by the Company or by any Board member as the Company or the Board member sees fit. Neither the Company nor the Board nor any Board member shall be obligated to send any reply or response to the shareholder, except to indicate to the shareholder (but only if the shareholder specifically requested such an indication) whether or not the shareholder’s communication was forwarded to the Board or the applicable Board member.

APPENDIX B

DIRECTOR INDEPENDENCE

(No Material Relationship Criteria)

A director who meets all of the following criteria will be presumed by the Board to have no material relationship with the Company.

1.	The director is not, nor has been within the last three years, an employee of the Company or any subsidiary or other entity controlled by or under common control with the Company (an “Affiliate”).

2.	No immediate family member of the director is, or has been within the last three years, an executive officer of the Company.

3.	During any twelve-month period within the last three years, the director has not received any compensation, and no immediate family member of the director has received more than $100,000 in direct compensation, from the Company (or an Affiliate) other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

4.	(A) Neither the director nor an immediate family member of the director is a current partner of a firm that is the Company’s internal or external auditor; (B) the director is not a current employee of such a firm; (C) the director does not have an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; and/or (D) neither the director nor an immediate family member of the director was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

5.	Neither director nor an immediate family member of the director is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s (The Manitowoc Company, Inc.) present executive officers at the same time serves or served on that other company’s compensation committee.

6.	No affiliated company (as defined below) of the director has made payments to, or received payments from, the Company or any of its Affiliates for property or services in an amount which, in any of the Company’s last three fiscal years, exceeds the greater of $500,000 or 1% of such affiliated company’s consolidated gross revenues. For this purpose, an “affiliated company” of the director shall mean and include any business or professional entity (including non-profit organizations): (a) by which the director presently is employed; (b) with which an immediate family member of the director is a current executive officer; or (c) in which the director or a member of the director’s immediate family presently owns of record or beneficially in excess of a 5% equity interest.

7.	During the previous fiscal year and from the end of that year up to the time in question, neither the Company nor any affiliate has made any charitable contributions in excess of $25,000 to any organization in which a director is affiliated.

8.	During the previous fiscal year and from the end of that year up to the time in question, neither the director nor any member of his/her immediate family or any “associate” of the director has been indebted to the Company or any Affiliate in an aggregate amount in excess of $60,000. (For this purpose, indebtedness does not include amounts due for purchases subject to usual trade terms, for ordinary travel and expense payments and for other transactions in the ordinary course of business. It does include any indebtedness for short-swing profits arising under Section 16(b) of the Securities Exchange Act of 1934.)

9.	Neither the Director nor any associate of the director, is a party adverse to the Company or any of its Affiliates in any legal proceedings, or has an interest adverse to the Company or any of its subsidiaries in any pending or threatened legal proceedings.

In the event of any concern regarding the definition of any of the terms set forth in the foregoing criteria, the Board will look to the definition and guidance given for such terms in the Directors and Officers Questionnaire then most recently issued by the Company.

B-1

APPENDIX C

THE MANITOWOC COMPANY, INC.

AUDIT COMMITTEE CHARTER

A.	PURPOSE

The purpose of the Audit Committee is (A) to assist the Board of Directors in fulfilling its oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditor’s qualifications and independence, and (4) the performance of the Company’s internal audit function and independent auditors; and (B) prepare the report that SEC rules require be included in the Company’s annual proxy statement.

B.	ORGANIZATION OF THE AUDIT COMMITTEE

The Audit Committee shall consist of at least three active members of the Board, each of whom shall be independent. An audit committee member will be deemed “independent” only if he or she meets the criteria for independence for directors and audit committee members set forth in the Corporate Governance Guidelines of the Company and in applicable laws, rules and regulations.

All members of the Audit Committee shall be financially literate i.e. shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall meet the requirements of an “audit committee financial expert” established by SEC regulations and applicable laws.

C.	AUTHORITY, DUTIES AND RESPONSIBILITIES

The Audit Committee shall meet at least three times a year, and more often as circumstances dictate. The Audit Committee shall have the following authority, duties and responsibilities, as well as any others assigned by the Board of Directors from time to time or which may be consistent with the Audit Committee’s purpose.

1.	Retain and terminate (with sole authority to do so subject to shareholder ratification if determined by the Board to submit the same to the shareholders) and oversee the Company’s independent auditors, including sole authority to approve all engagement fees and terms.

2.	Review annually with Company management and the Company’s independent auditor, their plans for the scope of the activities to be undertaken by the Company’s independent auditor, including any contemplated performance by the Company’s independent auditor of any permissible non-audit services and the fees anticipated to be incurred therefor. Preapprove all auditing services and non- audit services (other than those that are prohibited by applicable law, rule or regulation) provided to the Company by the Company’s independent auditors. (The Audit Committee may delegate to one or more designated members of the Audit Committee, the authority to grant preapprovals provided that such decisions must be presented to the full Audit Committee at each of its scheduled meetings.)

3.	At least annually, obtain and review a report by the Company’s independent auditor describing: (a) the independent audit firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the independent audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent audit firm, and any steps taken to deal with any such issues; and (c) (to assess the auditor’s independence) all relationships between the independent auditor and the Company.

4.

After reviewing the foregoing report and the independent auditor’s work throughout the year, evaluate the qualifications, performance and independence of the Company’s independent auditor and present the Audit Committee’s conclusions from its evaluation to the full Board. (The evaluation should include the review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Audit Committee should take into account the opinions of management and the

Company’s personnel responsible for the internal audit function. In addition to assuring the regular rotation of the lead audit partner as provided elsewhere in these duties and as required by law, the Audit Committee should further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.)

5.	Set clear hiring policies for employees or former employees of the independent auditors.

6.	Review with the Company’s independent auditor the cooperation received from management during the course of the audit and any audit problems or difficulties and management’s response, including any restrictions on the scope of the independent auditor’s activities or on access to information and any significant disagreements with management.

7.	Assure that the audit partners scheduled to perform an annual audit of the Company’s financial statements, satisfy applicable laws, rules and regulations governing audit partner rotation.

8.	Review and discuss the Company’s annual audited financial statements and quarterly financial statements, including all footnotes, and the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

9.	Review (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the Company’s independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (d) the matters required to be discussed with the Company’s independent auditor by the Statement on Auditing Standards No. 61.

10.	Review and discuss earnings press releases (paying particular attention to any use of “pro-forma,” or “adjusted” non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. (This may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made) and the Audit Committee need not discuss in advance each earnings release or each instance in which a company may provide earnings guidance.)

11.	Discuss policies with respect to risk assessment and risk management. (This discussion should include a discussion of the Company’s major financial risk exposures and the steps that Company management has taken to monitor and control such exposures.)

12.	Discuss with Company management, the Company’s director of internal audit, and the Company’s independent auditors, the Company’s internal controls and the Company’s disclosure controls and procedures, including the quarterly and annual assessments of such controls and procedures required by applicable laws, rules and regulations.

13.	See that the Company maintains an active internal audit function; approve the annual budget for the Company’s internal audit function; review and discuss the annual plans for the scope of the activities to be undertaken by the internal auditors and the results of those internal audit activities; and review the staffing of the Company’s internal audit function, and in particular, review and approve the appointment, performance and, if applicable, replacement of the Company’s director of the internal audit function.

14.	Meet at least annually with management, independent auditors and those responsible for the internal audit function in separate sessions to discuss any matters that the Audit Committee or any of these groups believe should be discussed separately.

15.	Establish procedures for (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

16.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors, without seeking Board approval for the same.

17.	Report regularly to the full Board.

18.	Prepare an annual report of the Audit Committee to the Company’s shareholders as required by applicable laws, rules and regulations.

19.	Conduct an annual performance evaluation of the Audit Committee.

20.	Review and discuss this Charter at least annually for conformance with applicable laws, rules and regulations.

D.	SEPARATION OF RESPONSIBLITIES

While the Audit Committee has the authority, responsibilities and duties set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disputes or disagreements, if any, between management and the Company’s independent auditor, or to assure compliance with laws and regulations and the Company’s code of business conduct.

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

000004

Least Address Line

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

C	1234567890 J N T

Please mark your vote as in this example.

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

123456	C0123456789 12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” Proposals 1 and 2. The Board of Directors recommends that you vote FOR the election of each director and FOR Proposal 2.

A Election of Directors

1. The Board of Directors recommends a vote FOR the listed nominees.

For Withhold

01 - Daniel W. Duval 02 - James L. Packard 03 - Terry D. Growcock

B Issues

The Board of Directors recommends a vote FOR the following proposal.

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s registered public accountants for the fiscal year-ending December 31, 2006.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof, all as set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

Mark this box with an X if you plan to attend the Annual Meeting of Shareholders on Tuesday, May 2, 2006.

Mark this box with an X if you have made comments below.

Comments:

C Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature	1—Please keep signature within the box Signature 2—Please keep signature within the box Date (mm/dd/yyyy)
0	0 8 8 1 7 1 1 U P X C O Y

Proxy - The Manitowoc Company, Inc.

Proxy/Voting Instructions Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders on May 2, 2006

The undersigned holder of Common Stock of The Manitowoc Company, Inc. hereby appoints Terry D. Growcock and Maurice D. Jones, or either of them, with full power of substitution, to act as proxy for and to vote all of the shares of Common Stock of the undersigned at the Annual Meeting of Shareholders of The Manitowoc Company, Inc. to be held at the Holiday Inn Manitowoc located at 4601 Calumet Avenue, Manitowoc, Wisconsin, at 9:00 a.m., C.D.T., Tuesday, May 2, 2006, or any adjournment thereof, as follows:

1.	Election of Directors:

Nominees: Daniel W. Duval, James L. Packard, and Terry D. Growcock.

2. Ratification of the appointment of PricewaterhouseCoopers, LLP, as the Company’s registered public accountants for the fiscal year-ending December 31, 2006.

3. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment thereof; all as set forth in the Notice and Proxy Statement relating to the Annual Meeting, receipt of which is hereby acknowledged.

If you hold shares of Company Common Stock in the Dividend Reinvestment Plan or RSVP Profit Sharing Plan, this proxy constitutes voting instructions for any shares so held by the undersigned.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

FOR PERSONAL ASSISTANCE IN ANY OF THE FOLLOWING AREAS: LOST DIVIDEND CHECKS - ADDRESS CHANGES - LOST OR STOLEN STOCK CERTIFICATES.

DIVIDEND REINVESTMENT PLAN - Dividends automatically reinvested in your account to purchase additional shares of Manitowoc Common Stock.

DIRECT DEPOSIT - Have your Manitowoc Company, Inc. yearly dividends electronically deposited into your checking or savings account on dividend payment date.

VERIFICATION OF THE NUMBER OF MANITOWOC SHARES IN YOUR ACCOUNT.

NAME CHANGES AND TRANSFER OF STOCK OWNERSHIP - In the event of marriage, death and estate transfers, gifts of stock to minors in custodial accounts, etc.

CONSOLIDATION OF ACCOUNTS - Eliminates multiple accounts for one holder and certain duplicate shareholder mailings going to one address (dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder).

Computershare	Trust Company, N.A. OR WRITE TO:

SHAREHOLDER SERVICES CENTER Computershare Trust Company, N.A. 1-877-498-8861 P.O. Box 43023 FOR THE HEARING IMPAIRED Providence, RI 02940-3023

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch-tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

To vote using the Internet

Go to the following web site:

WWW.COMPUTERSHARE.COM/EXPRESSVOTE

Enter the information requested on your computer screen and follow the simple instructions.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 2, 2006. THANK YOU FOR VOTING